UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 8, 2019 (April 5, 2019)

Celanese Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 W. Las Colinas Blvd., Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 5, 2019, the Board of Directors (the “Board”) of Celanese Corporation (the “Company”) elected Ms. Lori J. Ryerkerk as Chief Executive Officer and President of the Company, and intends to elect Ms. Ryerkerk as a director of the Company, in each case effective as of May 1, 2019. Mark C. Rohr, who has served as Chairman, Chief Executive Officer and President of the Company since April 2012, will continue to serve as a director and has been elected as the Company’s Executive Chairman effective as of May 1, 2019. As Executive Chairman, Mr. Rohr will serve as Chairman of the Board of Directors and will have the other duties and responsibilities set out in the Company’s corporate governance guidelines. He will remain focused on guiding the strategic options to unlock value for Celanese stockholders and overseeing the achievement of the Company’s 2020 growth strategy, while working closely with Ms. Ryerkerk to ensure a seamless transition.
Ms. Ryerkerk most recently served as Executive Vice President, Global Manufacturing of Royal Dutch Shell (“Shell”), from October 2013 through September 2018, where she was responsible for all Shell Refining and Chemical assets globally, both Shell operations and joint ventures, with a total crude oil processing capacity of 3.1 million barrels per day and chemical sales volume of 17 million tonnes per year. From May 2010 until October 2013, Ms. Ryerkerk was Shell’s Regional Vice President Manufacturing, Europe and Africa. Prior to joining Shell, Ms. Ryerkerk held leadership roles with ExxonMobil Corporation and Hess Corporation. She has lived and worked in the U.S., Asia and Europe. Ms. Ryerkerk received her B.S. in chemical engineering from Iowa State University. Ms. Ryerkerk is also a director of Axalta Coating Systems Ltd., a leading global coatings provider, and has been such since October 2015.
Ms. Ryerkerk and the Company have entered into a letter agreement dated as of April 5, 2019 describing certain terms of her employment, including base salary, target annual performance bonus opportunity, a long-term incentive award and inducement equity awards, all as further described below.
As Chief Executive Officer, Ms. Ryerkerk will receive an annual salary of $950,000. Pursuant to the Company’s 2019 Annual Performance Bonus Plan, Ms. Ryerkerk will have an opportunity to earn an annual cash incentive award for 2019 based on the same design as other senior executives with a target value equal to 100% of her eligible earnings, subject to company and personal performance. Ms. Ryerkerk will also be eligible for a long-term incentive award for 2019 to be granted pursuant to the terms of the Company’s 2018 Global Incentive Plan under the Company’s 2019 Long-Term Incentive Plan in the form of performance-vesting restricted stock units (70%) and time-vesting restricted stock units (30%), similar to the Company’s other senior executives. The payout of the performance-vesting award will be based on Company performance during the 2019-2021 performance period (vesting February 15, 2022), and the time-vesting award will vest 33% on February 15, 2020, 33% on February 15, 2021 and 34% on February 15, 2022. Ms. Ryerkerk’s 2019 annual award will have an aggregate grant date fair value of $3,000,000. In addition, as an inducement to Ms. Ryerkerk accepting the position of Chief Executive Officer and to further align her interests with those of our stockholders, she will be entitled to a sign-on time-vesting restricted stock unit award pursuant to the 2018 Global Incentive Plan having a grant date fair value equal to $2,000,000, and vesting 50% on each of the two anniversaries of the grant date. Her equity awards will be granted as of the later of her start date or May 1, 2019 and will be subject to the current CEO-level stock ownership guidelines. Ms. Ryerkerk will also receive a one-time sign-on bonus of $35,000 to help with her relocation. Like other Company executives, Ms. Ryerkerk will execute as of her start date a claw back agreement and a restrictive covenant agreement with the Company regarding protection and non-disclosure of confidential information and containing non-competition, non-solicitation and no hire covenants.
Ms. Ryerkerk will also be eligible to enter into the Company’s standard form of change-in-control agreement for senior executives on the start date, which provides a lump sum payment to the executive in the case of a termination of the executive’s employment without cause (or a termination by the executive with good reason as defined in the change-in-control agreement) within two years after a change-in-control occurs. The payments under the change-in-control agreement would be in the aggregate amount of two times the sum of (i) the executive’s then annualized base pay and (ii) the higher of the most recent target bonus or the average of the most recent three years’ cash bonus, plus medical coverage for two years following termination. There is no tax gross-up provision, and the executive may be required to accept lesser benefits upon a change-in-control if necessary to eliminate certain excise taxes, assuming a reduction in these benefits would result in a greater after-tax amount. The change-in-control agreement contains certain non-compete and non-solicit provisions that are in effect for two years following termination.
The letter agreement also provides that Ms. Ryerkerk will be entitled to vacation, relocation assistance (as offered to all executives), severance and other employee benefits under standard Company plans and policies.
Ms. Ryerkerk, age 56, has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding between her and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K, and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.
A copy of Ms. Ryerkerk’s letter agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing summary of the letter agreement is qualified in its entirety by reference to such agreement.
On April 5, 2019, the Compensation and Management Development Committee approved adjustments to Mr. Rohr’s compensation, effective May 1, 2019, to reflect his move to the Executive Chairman role. Base salary will be reduced from an annual rate of $1,155,000 to $680,000, and the target bonus under the Company’s annual incentive plan will be reduced from 135% of eligible earnings to 100%. In February 2019, while the confidential succession planning was in progress, the Committee awarded a time-vesting RSU to Mr. Rohr with a grant date value of $4,000,000, approximately half of the grant date value of his 2018 award amount in the prior year.
Item 7.01 Regulation FD Disclosure.
On April 8, 2019, the Company issued a press release announcing Mr. Mark C. Rohr’s appointment as the Company’s Executive Chairman and Ms. Lori J. Ryerkerk’s appointment as the Company’s Chief Executive Officer and President, and as a future member of the Board, effective as of May 1, 2019. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number
Description

10.1	Letter Agreement, dated April 5, 2019, between Celanese Corporation and Lori J. Ryerkerk.

99.1	Press Release dated April 8, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	April 8, 2019